
CDIB 14.63%
Zhou Yongnan 38.58%
Xinruixiang Holding Limited 12.02%
Campal Group 3.25%
Central Bright Holdings 1.80%
TDR Investment 2.62%
CS Giant 2.27%
CP TOP SHINE 0.55%
Public Shareholders 24.29%
Great Rich Technologies Limited (GRT)
Kosdak stock code: 900290
Abroad
Domestic
100%
100%
Zhejiang Hongyu New Materials Co., Ltd.
Jiangsu Tongli Optical New Materials Group Co., Ltd
Suzhou Huiyi
Lens Technology Co., Ltd
73.33%
99.8%
69.81%
15.19%
15%
Qingtian County Qingqiao Equity Investment Partnership Enterprise (Limited Partnership)
Jiangyin Tongli Optoelectronic Technology Co., Ltd
Jiangsu Huizhi New Materials Technology Co., Ltd
26.67%
95%
99.0064%
Qingtian Hongyu New Materials Co., Ltd.
Shanghai Jianishi New Materials Technology Co., Ltd
Jiangyin Zhitong New Materials Technology Co., Ltd